Exhibit 10.11

Execution Version

Certain portions of this Exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K

TRADEMARK ASSIGNMENT AGREEMENT

THIS TRADEMARK ASSIGNMENT AGREEMENT (this “Assignment”), is entered into on November 30, 2023, by and between NEC Corporation, a Japanese corporation having its principal place of business at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan (the, “ASSIGNOR”) and Aviat Networks, Inc. a Delaware corporation having its principal place of business at 200 Parker Drive, Suite C100A, Austin, Texas 78728 (“ASSIGNEE”). ASSIGNOR and ASSIGNEE are hereinafter collectively referred to as the “Parties”, and each individually as a “Party”.

The Assignor and Assignee have entered into that certain Master Sale of Business Agreement dated as of May 9, 2023 (the “MBA”).

Pursuant to the MBA and subject to the MBA, the Assignor has agreed to assign to the Assignee all of its right, title and interest in and to the Assets (as defined in the MBA), including the U.S. and foreign registered trademarks listed in the attached Schedule 1 (“PASOLINK Marks”), and the Assignee has agreed to acquire all such right, title and interest in and to the Assets, including the PASOLINK Marks.

In consideration of the mutual promises herein contained and in the MBA and other good and valuable consideration (including in connection with the MBA), the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Construction. All Schedules to this Assignment are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Assignment. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Assignment as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

2. Assignment. With effect on the Completion (as defined in the MBA) (such date, the “Effective Date”), and subject to the terms and conditions of this Assignment (including Section 5), the Assignor agrees to assign and hereby, absolutely and unconditionally, conveys, sells, assigns, transfers, grants and sets over unto the Assignee all of its worldwide rights, title, interest and benefit in and to the PASOLINK Marks, together with the goodwill of the business symbolized by the PASOLINK Marks and the right to all past, present and future income, royalties, damages and payments due with respect to infringement and misappropriation of the foregoing and all rights of action, both at law and in equity with respect thereto, including all rights to sue, settle any claims, and collect all damages for any past, present, or future infringement or misappropriation of the PASOLINK Marks, the same to be held and enjoyed by the Assignee, its successors and assigns forever, as fully and entirely as the same could have been held and enjoyed by the Assignor if this sale had not been made, and the Assignee does hereby accept such sale, assignment, transfer, grant, conveyance and set over.

3. Recordation. With effect on and from the Effective Date, the Assignor hereby authorizes and requests the U.S. Patent and Trademark Office, or any foreign equivalent thereto, and any other applicable governmental authority to record the Assignee, including any of its successors and designees, as owner of the PASOLINK Marks and of the entire title and interest in, to and under the same, for the use and enjoyment of the Assignee, its successors, assigns and other legal representatives.

4. Cooperation. With effect on and from the Effective Date, the Assignor covenants and agrees to (at the Assignee’s sole cost and expense) execute any further lawful documents and take any other reasonable actions that may be reasonably necessary or appropriate to fully vest in Assignee the assigned rights and interests in the PASOLINK Marks and to effectuate the assignment of the PASOLINK Marks with the respective trademark office, in each case, upon written request from the Assignee. In addition, except where the PASOLINK Marks are used in breach of the MBA, the Assignor shall not oppose any PASOLINK Mark, seek to challenge any PASOLINK Mark, object to any use by Assignee of the PASOLINK Marks, or assist any third party in any of the foregoing.

5. Terms of the MBA. The Parties hereto acknowledge and agree that this Assignment is entered into pursuant to the MBA, to which reference is made for a further statement of the rights and obligations of Seller and Buyer with respect to the PASOLINK Marks. The representations, warranties, covenants, agreements, and indemnities contained in the MBA shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the MBA and the terms hereof, the terms of the MBA shall govern.

6. Governing Law. This Assignment and its interpretation, its construction and the remedies for its enforcement or breach (all matters arising out of or in connection with it) shall be governed by the laws of the State of Delaware, United States of America, without regard to any conflict of laws rule or principle that would require or permit the application of the laws of any other jurisdiction.

7. Amendment, Modification and Waiver. This Assignment may not be modified, amended or terminated except by written agreement specifically referring to this Assignment and signed by the Parties. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

8. Severability. In the event that one or more provisions contained in this Assignment shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Assignment.

9. Successor and Assigns. This Assignment shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

10. Entire Agreement. This Assignment constitutes and contains the entire agreement between the Parties relating to the subject matter hereof, and supersedes any and all prior agreements, negotiations, correspondence, understandings, or communications among the Parties, whether written or oral, applicable hereto with respect to such matter.

11. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Assignment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASSIGNEE:

Aviat Networks, Inc.

By	/s/ Peter A. Smith
Name: Pete Smith
Title: CEO

ASSIGNOR:

NEC Corporation

By	/s/ Fumio Imoto
Name: Fumio Imoto
Title: Department Manager, Development Promotion Department

Jurisdiction of incorporation: Japan

Signature Page to Trademark Assignment Agreement

Schedule 1:

PASOLINK Marks

[Intentionally omitted]